EXHIBIT 99.1

INTER-TEL ANNOUNCES 2005 FIRST QUARTER RESULTS
NET SALES INCREASED 7.8% TO $105.7 MILLION FOR THE QUARTER

Tempe, Arizona . . . April 26, 2005 . . . Inter-Tel, Incorporated (NASDAQ: INTL) today announced operating results for the first quarter ended March 31, 2005. Net sales for the first quarter of 2005 increased 7.8% to $105.7 million compared to net sales of $98.0 million for the first quarter of 2004. 2005 first quarter net sales include $2.6 million in revenues attributable to our acquisition of the entire share capital of Lake Communications Limited, Lake Datacomms Limited, Lake Electronic Technologies Limited, Fernway Limited and Winbay Pty Limited (collectively, “Lake”) in March 2005. Excluding the Lake acquisition, net sales would have been $103.1 million.

For the quarter ended March 31, 2005, Inter-Tel reported GAAP net income, including the impact of the Lake acquisition and in-process research and development (IPRD) write-off discussed in further detail below, of $1.9 million ($0.07 per diluted share), compared to GAAP net income of $6.8 million ($0.25 per diluted share) for the quarter ended March 31, 2004.

For the quarter ended March 31, 2005, Inter-Tel reported that non-GAAP pro forma net income, excluding the operating results with respect to the Lake acquisition and related in-process research and development write-off discussed in further detail below, decreased 35.6% to $4.4 million ($0.16 per diluted share), compared to GAAP net income of $6.8 million ($0.25 per diluted share) for the quarter ended March 31, 2004. Please refer to “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information.

“Non-GAAP net sales increased excluding the Lake acquisition in the first quarter of 2005 compared to 2004; however, we had expected better results,” noted Steven G. Mihaylo, Inter-Tel’s Chairman and CEO. “Inter-Tel’s gross profit declined to 51.1% in the first quarter, primarily due to lower than anticipated demand and some discounting of our prices, and higher costs of new IP endpoints as compared to digital endpoints. We continued to invest in research and development, as 2005 first quarter R&D costs increased 40.1% compared to the first quarter of 2004.” Mr. Mihaylo added, “Inter-Tel’s cash, short-term investments and long-term investments balances totaled $187.0 million at March 31, 2005, which declined primarily as a result of payments made in connection with the acquisition of Lake ($27.6 million net of cash acquired), as well as payments related to the E-Rate settlement in January 2005.”

“For the quarter ended March 31, 2005, days sales outstanding were approximately 36.6 days and inventory turns were 11.7 times,” noted Craig W. Rauchle, Inter-Tel’s President and COO. “During the first quarter, we also released the Inter-Tel 5000 Network Communications Solutions to field trials, which may have delayed buying decisions by customers; however, we have received positive feedback about this product from our initial customers in this beta release. In a separate announcement, we released this product to commercial production on April 26, 2005”.

“We are very excited to have closed the Lake acquisition in March,” added Norman Stout, Inter-Tel’s Chief Strategy Officer and Chief Administrative Officer. “The Lake personnel are tremendous additions to Inter-Tel, as are Lake’s customers and products, and this acquisition expands Inter-Tel’s international presence.” Lake, based in Dublin, Ireland, is a provider of converged communications products in the under 40-user market, including EncoreCX® products distributed by Inter-Tel in the United States. Lake designs and develops its products for sale through a distribution network of telecom operators and distributors, including Inter-Tel in the United States. Lake outsources its manufacturing to third-party suppliers.

Additional information regarding our operating results follows:

Sales. GAAP net sales increased 7.8%, or an increase of $7.7 million, from $98.0 million to $105.7 million in the first quarter of 2005 compared to the first quarter of 2004. Non-GAAP net sales, excluding the operations of Lake, increased 5.2%, or $5.1 million in the quarter ended March 31, 2005 compared to the first quarter of 2004.

Gross Profit and Gross Margin. GAAP gross profit dollars increased 3.8% from $52.1 million to $54.1 million, while the gross margin percentage decreased to 51.1% in the first quarter of 2005, compared to 53.1% for the first quarter of 2004. The increase in gross profit dollars was primarily attributable to higher sales. Non-GAAP gross profit, excluding the operations of Lake, increased 1.1%, or $0.6 million, in the quarter ended March 31, 2005 compared to the first quarter of 2004.

Research and Development. GAAP research and development expenses increased by $2.4 million, or 40.1%, in the first quarter of 2005 compared to the first quarter of 2004. Non-GAAP research and development costs, excluding the operations of Lake, increased 32.5%, or $2.0 million, in the quarter ended March 31, 2005 compared to the first quarter of 2004. The increase in R&D spending during the first quarter of 2005 was principally the result of our decision to seek to accelerate the release of new products and applications.

In-Process Research and Development (IPRD) Write-Off. The Company reported a write-off of IPRD costs of $2.6 million associated with the acquisition of Lake. The amount is based on our preliminary purchase price allocation and could change upon completion of our valuation. This write-off reduced GAAP net income by $0.09 per diluted share. Refer to “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information.

Selling, General and Administrative. GAAP SG&A increased 10.6%, or $3.7 million, in the first quarter of 2005 compared to the first quarter of 2004, which was primarily due to higher net sales volume and higher costs associated with the establishment of five new direct sales offices, as well as additional costs associated with our Linktivity acquisition in October 2004 and our Lake acquisition in March 2005. We also incurred additional marketing expenses related to the introduction and launch of our new Inter-Tel 5000 platform. To a lesser degree, Inter-Tel also incurred additional costs to implement and maintain a more comprehensive corporate compliance program in connection with our E-Rate settlement. SG&A increased to 36.6% of net sales in the first quarter of 2005 compared to 35.7% of net sales in the first quarter of 2004. Non-GAAP SG&A costs, excluding the operations of Lake, increased 9.0%, or $3.2 million, in the quarter ended March 31, 2005 compared to the first quarter of 2004.

Amortization. Amortization increased 71.2% to $762,000 in the first quarter of 2005, compared to $445,000 in the first quarter of 2004, which was primarily due to increased purchased intangible assets from acquisitions and assets acquired during 2004 and the Lake acquisition in 2005.

Reconciliation of GAAP and Non-GAAP Disclosures.

2005 first quarter operating income included a write-off of IPRD costs of $2.6 million, which reduced net income by $2.6 million, or $0.09 per diluted share. This write-off reflected the in-process research and development costs associated with the Company’s Lake acquisition in March 2005. The IPRD write-off is not deductible for income tax purposes. Also provided below are the preliminary operating results of our acquired Lake operations. These non-GAAP condensed consolidated statements of operations are provided to enhance overall understanding of our current financial performance and how we view our operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. The following tables reconcile the financial statements on a GAAP basis for the quarter ended March 31, 2005 to the non-GAAP pro forma financial statements, which exclude the effects of (1) the in-process research and development (IPRD) write-off and (2) the impact of operating results from the acquired Lake operations as discussed above:

	Three months ended March 31, 2005
		Effect of Lake
(in thousands, except per		Acquisition before	Effect of IPRD	Non-GAAP/
share amounts and tax rates)	GAAP	IPRD write-off	write-off	Pro forma

Sales	$105,707	$2,590	$—	$103,117
Gross profit	54,054	1,372	—	52,682
Selling, general and administrative	38,723	565	—	38,158
Operating income (loss)	3,514	176	(2,600)	5,938
Income (loss) before income taxes	4,491	191	(2,600)	6,900
Income taxes	2,556	45	—	2,511
Net income (loss)	1,935	146	(2,600)	4,389
Net income (loss) per share — basic	$0.07	$0.01	$(0.09)	$0.17
Net income (loss) per share — diluted	$0.07	$0.01	$(0.09)	$0.16
Effective tax rate	56.9%	23.6%	n/a	36.4%

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding research and development expense increases, as well as the expansion of Inter-Tel’s presence internationally in connection with the Lake acquisition. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that Inter-Tel’s actual expenses may be different from the anticipated future results; timely and successful hiring and retention of employees; dependence on new product or software development; market acceptance of the Inter-Tel 5000 Network Communications Solutions and other new and existing products, software and services; retention of existing dealers and customers, including those associated with the Lake acquisition; industry, competitive and technological changes; general market and economic conditions; the composition, timing and size of orders from and shipments to major customers; price and product competition; availability of inventory from vendors and suppliers; the presence of software “bugs” or product defects; and market acceptance of our products and related software; and the difficulties experienced with respect to the integration of newly acquired assets with the Company’s existing product offerings. For a further list and description of such risks and uncertainties, please see Inter-Tel’s previously filed SEC reports, including Inter-Tel’s Annual Report on Form 10-K filed with the SEC on March 16, 2005 and subsequently filed current and periodic reports.

Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference call. You may access our quarterly earnings results conference call, which is scheduled for April 26, 2005 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until April 26, 2006 at 11:59 p.m. (ET).

About Inter-Tel, Incorporated
Inter-Tel (Nasdaq: INTL — News) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs over 2,000 communications professionals, and services business customers through a network of 59 company-owned, direct sales offices and over 350 authorized providers in North America, Europe, Japan, Australia and South Africa. More information is available at www.inter-tel.com.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

			Pro Forma
	Three Months		Q1 2005	Pro Forma
(in thousands, except per share amounts)	Ended March 31,		Excluding	2005
	2005	2004	Lake Acq	Lake Acq
	GAAP	GAAP	Non-GAAP	Non-GAAP
NET SALES
Telecommunications systems, software and related	$92,659	$86,787	$90,069	$2,590
Resale of local and long distance	13,048	11,244	13,048	—

Total net sales	105,707	98,031	103,117	2,590

Cost of sales
Telecommunications systems, software and related	43,397	38,875	42,179	1,218
Resale of local and long distance	8,256	7,058	8,256	—

Total cost of sales	51,653	45,933	50,435	1,218

GROSS PROFIT	54,054	52,098	52,682	1,372

Research & development	8,455	6,035	7,998	457
Selling, general and administrative	38,723	35,004	38,158	565
Amortization of purchased intangible assets	762	445	588	174
Write-off of in-process research and development costs	2,600	—	—	2,600

	50,540	41,484	46,744	3,796

OPERATING INCOME	3,514	10,614	5,938	(2,424)

Interest and other income	947	506	947	—
Foreign currency transaction gains (losses)	53	(161)	38	15
Interest expense	(23)	(46)	(23)	—

INCOME BEFORE INCOME TAXES	4,491	10,913	6,900	(2,409)
INCOME TAXES	2,556	4,093	2,511	45

NET INCOME	$1,935	$6,820	$4,389	$(2,454)

NET INCOME PER SHARE—BASIC	$0.07	$0.27	$0.17	(0.09)

NET INCOME PER SHARE—DILUTED	$0.07	$0.25	$0.16	(0.09)

Average number of common shares outstanding — Basic	26,373	25,543	26,373	26,373

Average number of common shares outstanding — Diluted	27,788	27,350	27,788	26,373

Effective tax rate	56.9%	37.5%	36.4%	(1.9%)

OTHER SELECTED FINANCIAL DATA

(in millions, except DSO and Inventory turn amounts)	March 31,	December 31,
	2005	2004

Cash and short-term investments	$181.1	$205.0
Long-term investments	5.9	9.9
Accounts receivable — net	42.9	45.2
Inventory	19.3	16.1
Net investment in sales-leases (current)	18.2	17.2
Net investment in sales-leases (long-term)	$35.8	$33.9
DSO (based on 90 days sales)	36.6	36.8
DSO (based on trailing 12 mo. sales)	36.4	39.0
Inventory turns	11.7	11.7

	March 31,	March 31,
	2005	2004

Depreciation and amortization:
For the quarter ended March 31	$3.1	$2.4
Capital Expenditures:
For the quarter ended March 31	2.2	1.2
Cash used for acquisitions:
For the quarter ended March 31	27.6	—